UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) March 4, 2009
MGIC Investment Corporation

(Exact Name of Registrant as Specified in Its Charter)
Wisconsin

(State or Other Jurisdiction of Incorporation)

1-10816	39-1486475

(Commission File Number)	(IRS Employer Identification No.)

MGIC Plaza, 250 East Kilbourn Avenue, Milwaukee, WI	53202

(Address of Principal Executive Offices)	(Zip Code)
(414) 347-6480

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
          The Company today announced it has filed a shelf registration statement on Form S-3 with the United States Securities and Exchange Commission (the “SEC”). This registration statement, when declared effective by the SEC, will allow the Company to issue and sell up to a total of $850 million of common stock, preferred stock, debt and other types of securities.
          The Company has no current plans to offer or sell any of the securities covered by the registration statement and disclosed in its Annual Report on Form 10-K filed two days ago that it has not pursued raising capital from private sources. Because of the decline in its market capitalization, the Company cannot file a shelf registration statement that permits it to sell securities immediately after the statement is filed. The current shelf is subject to SEC review and was filed at this time so that once any SEC review process is completed the Company would be in a position to access the market promptly if the Company's plans change.
          The registration statement on Form S-3 filed with the SEC has not yet become effective. Securities may not be sold nor may offers to buy be accepted prior to the time that the registration statement becomes effective. This Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
          A copy of the prospectus included in the registration statement may be obtained at the SEC’s website at www.sec.gov, and on the Company’s website at http://mtg.mgic.com by clicking on “Investor Information” and then “SEC Filings.” In addition, the Company will file a prospectus supplement with the SEC in connection with any future offering under the shelf registration statement.
          The Company also announced that it has posted, on its website, the 2008 Annual Statement of Mortgage Guaranty Insurance Corporation, the Company's principal mortgage insurance subsidiary. This statutory statement can be found at http://mtg.mgic.com by clicking on “Investor Information” and then “Statutory Filings.”

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGIC INVESTMENT CORPORATION
Date: March 4, 2009	By:	/s/ J. Michael Lauer
J. Michael Lauer
Executive Vice President and Chief Financial Officer